Exhibit 15

FORM 51-901F

QUARTERLY REPORT

Incorporated as part of:	☒	Schedule A
Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6C 2V6
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	March 31, 2001
Date of Report	May 30, 2001

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Alfred W. Vitale	“Alfred W. Vitale”	01/05/30
Name of Director	Signed	Date Signed (YY/MM/DD)

William D. Baxter	“William D. Baxter”	01/05/30
Name of Director	Signed	Date Signed (YY/MM/DD)

UNILENS VISION INC.

CONSOLIDATED BALANCE SHEETS

(Unaudited - Prepared by Management)

MARCH 31, 2001

(expressed in U.S. dollars)

	March 31, 2001	June 30, 2000
ASSETS
CURRENT
Cash	$357,846	$349,478
Accounts receivable	428,999	608,186
Inventories	446,628	428,038
Prepaid expenses	12,753	18,424

	1,246,226	1,404,126
CAPITAL ASSETS	185,160	226,378
OTHER ASSETS	363,197	387,749

	$1,794,583	$2,018,253

LIABILITIES AND SHAREHOLDERS’ EQUITY
CURRENT
Accounts payable and accrued liabilities	$558,185	$751,543
Current portion of long-term debt	3,053,785	2,827,348

	3,611,970	3,578,891
LONG-TERM DEBT (Note 3)	1,626,529	1,726,288

	5,238,499	5,305,179
SHAREHOLDERS’ EQUITY
Share capital (Note 1)	27,367,615	27,367,615
Cumulative translation adjustment	8,653	13,510
Deficit	(30,820,184)	(30,668,051)

	(3,443,916)	(3,286,926)

	$1,794,583	$2,018,253

Contingency (Note 5)

Approved by the Directors:

Director: signed “Alfred W. Vitale”

Director: signed “William D. Baxter”

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND DEFICIT

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2001

(expressed in U.S. dollars)

	Three Months Ended March 31, 2001	Three Months Ended March 31, 2000	Nine Months Ended March 31, 2001	Nine Months Ended March 31, 2000
INCOME
Sales	$774,899	$913,163	$2,548,858	$2,735,106
Cost of sales	539,734	569,853	1,530,847	1,651,994

	235,165	343,310	1,018,011	1,083,112

EXPENSES
Sales and marketing	163,992	175,518	518,628	549,619
Administration	145,136	149,486	430,050	414,673
Research and development	18,835	18,297	53,702	52,723
Interest on long-term debt	29,037	47,487	178,095	189,915

	357,000	390,788	1,180,475	1,206,930

Loss from operations	121,835	47,478	162,464	123,818
Other income - net	(2,872)	(770)	(10,331)	(3,911)

Loss for the period	118,963	46,708	152,133	119,907
Deficit, beginning of period	30,701,221	30,626,602	30,668,051	30,553,403

Deficit, end of period	$30,820,184	$30,673,310	$30,820,184	$30,673,310

Loss per share	$0.03	$0.01	$0.04	$0.03

UNILENS VISION INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited - Prepared by Management)

FOR THE THREE MONTHS AND NINE MONTHS ENDED MARCH 31, 2001

(expressed in U.S. dollars)

	Three Months Ended March 31, 2001	Three Months Ended March 31, 2000	Nine Months Ended March 31, 2001	Nine Months Ended March 31, 2000
CASH PROVIDED (USED) BY:
OPERATING ACTIVITIES
Loss for the period	$(118,963)	$(46,708)	$(152,133)	$(119,907)
Adjustments to reconcile to net cash provided (used) by operating activities:
Amortization	40,845	29,868	111,270	77,279
Amortization of discount on long-term debt	17,520	33,282	145,578	161,340

	(60,598)	16,442	104,715	118,712
Net change in non-cash working capital items (Note 2):	(7,948)	(29,360)	(66,175)	23,244

	(68,546)	(12,918)	38,540	141,956

FINANCING ACTIVITY
Principal payments on long-term debt	(6,300)	—	(18,900)	(12,600)

INVESTING ACTIVITY
Purchase of capital and other assets	4,202	(55,775)	(6,416)	(62,366)

INCREASE (DECREASE) IN CASH	(70,644)	(68,693)	13,224	66,990
Effect of exchange rate changes on cash	(2,598)	165	(4,856)	(570)
CASH, BEGINNING OF PERIOD	431,088	420,312	349,478	285,364

CASH, END OF PERIOD	$357,846	$351,784	$357,846	$351,784

Supplemental disclosure of cash flow information:
Cash paid during the period for interest	$4,516	$14,205	$25,516	$28,575

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2001

(expressed in U.S. dollars)

The accompanying financial statements for the interim period ended March 31, 2001 are prepared on the basis of accounting principles generally accepted in Canada, conform in all material respects with accounting principals generally accepted in the United States and are unaudited, but in the opinion of management, reflect all adjustments (consisting of normal recurring accruals) necessary for fair presentation of the financial position, operations, and changes in financial results of the interim period presented. The financial statements for the interim period are not necessarily indicative of the results to be expected for the full year. The financial statements do not contain the detail or footnote disclosure concerning accounting policies and other matters which would be included in full year financial statements, and therefore should be read in conjunction with the Company’s audited financial statements for the year ended June 30, 2000.

1.	SHARE CAPITAL

	Nine Months Ended March 31, 2001		Nine Months Ended March 31, 1999
	Number of shares	Amount	Number of shares	Amount
Common shares issued and outstanding
Balance, beginning and end of period	3,979,815	$27,367,615	3,979,815	$27,367,615

Incentive Stock Options and Warrants

The following table describes the number of shares, exercise price, and expiry dates of the share purchase options and share purchase warrants that were outstanding at March 31, 2001:

	Number of Shares	Exercise Price		Expiry Date
Options	220,000		$0.25	May 6, 2006
	30,000		0.25	August 23, 2005
Warrants	Nil	$

Escrow Shares

Of the issued share capital, 141,000 shares are held in escrow and may not be traded without regulatory approval.

2.	CONSOLIDATED STATEMENTS OF CASH FLOWS

	Three Months Ended March 31, 2001	Three Months Ended March 31, 2000	Nine Months Ended March 31, 2001	Nine Months Ended March 31, 2000
Net change in non- cash working capital items:
Accounts receivable	$22,345	$(94,631)	$179,187	$(12,637)
Inventories	14,253	15,305	(18,591)	(50,048)
Other assets	33,474	4,286	(33,415)	(4,998)
Accounts payable	(78,020)	45,680	(193,356)	90,927

	$(7,948)	$(29,360)	$(66,175)	$23,244

UNILENS VISION INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(Unaudited - Prepared by Management)

MARCH 31, 2001

(expressed in U.S. dollars)

3.	LONG-TERM DEBT

Included in the current portion of long-term debt is $450,000 in connection with a non-revolving term note, payable to an affiliated Swiss financial institution, which was due January 31, 1995. The note is collateralized by the assets of the Company. Should the note remain past due and this not be waived, the lender has the right to take possession of its security should it choose to do so. Also included in the current portion of long-term debt are eight installments on a non-interest bearing note that were due prior to March 31, 2001 and which aggregate approximately $2,356,000. The Company has had negotiations with both parties to settle a substantial portion of their outstanding debt. As of this date, no payments have been made by the Company to either party on the past due amounts nor has either party instituted or threatened any collection or other action against the Company.

4.	RELATED PARTY TRANSACTIONS

During the nine months ended March 31, 2001 the Company incurred $4,158 (2000 - $4,192) in fees to an officer of the Company.

5.	CONTINGENCY

On April 2, 2001 a lawsuit was filed by Memorial Hospital of Tampa against Unilens Corp., USA, the wholly owned operating subsidiary of the Company, and First Health Group, the third party administrator for the Unilens Corp., USA health care plan. The complaint alleges among other things, that the plaintiff relied on information supplied by the defendant in making its decision to extend care to a member of the Unilens Corp., USA health plan. The plaintiff is seeking damages of approximately $133,000 together with statutory interest. The Companies reinsurance carrier has allegedly continued to deny payment of the claim based on their determination that the admission was not a medical emergency. The Company plans to vigorously defend the action instituted by the plaintiff and management believes the outcome of this action will not have a material financial impact on the Company.

6.	COMPARATIVE FIGURES

Certain of the prior period comparative figures have been reclassified to conform to the presentation adopted for the current period.

FORM 51-901F

QUARTERLY REPORT

Incorporated as part of:		Schedule A
	☒	Schedules B & C

ISSUER DETAILS:

Name of Issuer	Unilens Vision Inc.
Issuer Address	920-800 West Pender Street Vancouver, British Columbia, V6E 4B1
Issuer Telephone Number	(604) 685-8666
Contact Person	William S. Harper
Contact’s Position	Secretary
Contact Telephone Number	(604) 685-8666
For Quarter Ended	March 31, 2001
Date of Report	May 30, 2001

CERTIFICATE

THE SCHEDULE(S) REQUIRED TO COMPLETE THIS QUARTERLY REPORT ARE ATTACHED AND THE DISCLOSURE CONTAINED THEREIN HAS BEEN APPROVED BY THE BOARD OF DIRECTORS. A COPY OF THIS QUARTERLY REPORT WILL BE PROVIDED TO ANY SHAREHOLDER WHO REQUESTS IT. PLEASE NOTE THIS FORM IS INCORPORATED AS PART OF BOTH THE REQUIRED FILING OF SCHEDULE A AND SCHEDULES B & C.

Alfred W. Vitale Name of Director	“Alfred W. Vitale” Signed	01/05/30 Date Signed (YY/MM/DD)

William D. Baxter Name of Director	“William D. Baxter” Signed	01/05/30 Date Signed (YY/MM/DD)

UNILENS VISION INC.

SUPPLEMENTARY INFORMATION

SCHEDULE “B”

MARCH 31, 2001

(expressed in U.S. dollars)

Schedule A:	Financial Statements	See the Company’s attached unaudited March 31, 2001 consolidated financial statements.

Schedule B:	Supplementary Information

1.	Analysis of expenses and deferred costs

See the Company’s unaudited consolidated statements of operations and deficit for the three and six months ended March 31, 2001.

a)	Deferred costs

No deferred costs were recorded during the period.

b)	General administrative expenses and cost of sales

Administration, sales and marketing expenses for the nine months ended March 31, 2001 were:

	Sales and Marketing	Administration
Consulting fees	$26,520	$117,933
Bad debts	—	19,800
Depreciation and amortization	2,517	56,403
License, taxes and regulatory fees	—	41,485
Office, insurance and supplies	16,721	142,692
Professional fees	—	23,095
Promotion and advertising	83,668	—
Rental and utilities	12,885	218,185
Travel and entertainment	27,711	17,406
Wages and benefits	233,995	202,397
Allocated expenses	114,611	(409,346)

	$518,628	$430,050

Cost of Sales for the nine months ended March 31, 2001 were:
Payroll and Benefits		$684,925
Raw materials and Supplies		433,883
Allocations and Other Expenses		412,039

		$1,530,847

2.	Related Party transactions

See Note 4 to the Company’s unaudited March 31, 2001 consolidated financial statements.

3.	Summary of securities issued and options granted during the period:

None

4.	Summary of securities at the end of the reporting period

a) Authorized share capital;

b) Issued and outstanding share capital;

c) Options and warrants outstanding; and

d) Shares in escrow or subject to pooling agreements

See Note 1 to the Company’s unaudited March 31, 2001 consolidated financial statements.

5.	List of Directors and Officers of the Company as at the date this report is :

Alfred W. Vitale - President and Director	William D. Baxter - Director	Nicholas C. Bennett - Director
William S. Harper - Secretary

UNILENS VISION INC.

MANAGEMENT DISCUSSION

SCHEDULE “C”

MARCH 31, 2001

(Expressed in U.S. Dollars)

OPERATING ACTIVITIES

During the nine months ended March 31, 2001 (the “Current Period”) the Company experienced a 6.8% decrease in sales, as compared to the nine months ended March 31, 2000 (the “Prior Period”). Soft and Rigid Multifocal revenue decreased by 23% (approximately $525,000) during the Current Period, as compared to the Prior Period, due to strong competition from several competitively priced moulded disposable multifocal lenses. This reduction was primarily offset by increased revenue of approximately $410,000 for the Current Period associated with the Lombart Lens division, which was acquired on March 1, 2000. Sales of lathe-cut toric lenses decreased by 11% during the Current Period (Approximately $25,000) due strong competition associated with the introduction of several molded disposable toric lenses. Gross margins increased in the Current Period to 39.9% from 39.6% in the Prior Period primarily due to the consolidation of the Company’s Sarasota operation into its’ Largo manufacturing facility. Sales and marketing expenses for the Current Period, as compared to the Prior Period, were down approximately $31,000, primarily due to a restructuring of the sales force, curtailed advertising and promotional spending, while administrative expenses increased by approximately $15,000, primarily due to increased utilities, rentals and insurance.

Subsequent to March 31, 2001, a lawsuit was filed by Memorial Hospital of Tampa against Unilens Corp., USA, the wholly owned operating subsidiary of the Company seeking damages of approximately $133,000 together with statutory interest. The Company plans to vigorously defend the action instituted by plaintiff. See Note 5 to the Company’s unaudited March 31, 2001 consolidated financial statements for additional information concerning this lawsuit.

Investor relations (“IR”) are done internally and the Company currently does not employ any external IR consultants.

FINANCING ACTIVITIES

The Company achieved a positive cash flow from operating activities during the Current Period of $38,540. The Company has reduced its selling expenses and realigned its manufacturing operations in order to maintain breakeven cash flow during the fiscal year ending June 30, 2001, based on its current revenue projections.

The Company has had discussions to settle a significant portion of its long-term obligations, of which a portion was past due at March 31, 2001. As of this date, no payments have been made by the Company on the past due amounts nor have the parties owed these amounts instituted or threatened any collection or other action against the Company. The Company estimates that it will require additional financing in order to meet its commitments during the current fiscal year and beyond. The Company will need to seek additional debt or equity financing and/or to negotiate reductions or payment delays in its debt obligations. However, there can be no assurance that the Company will be able to make any such arrangements or that the terms of any arrangements it is able to make will be favourable to the Company. If the Company is unable to obtain adequate or any funding to meet its commitments or to negotiate reductions or payment delays in its debt obligations, the Company will be required to severely curtail or even cease its activities. Should future events place the Company in this position, there can be no assurance that the Company will be able to continue to operate or to meet its ongoing obligations.